Exhibit 10.32

September 29, 2006

Mr. Lee Adrean
[Residential Address]

Dear Lee:

It is my pleasure to present this offer letter to you as confirmation of our offer of employment with Equifax. You will assume the responsibilities of Chief Financial Officer reporting directly to Rick F. Smith. Your first day will be determined upon acceptance of this offer.

COMPENSATION:  Your starting salary will be $425,000.00 annually. Informatively, our pay periods are bi-weekly, paid one week in the arrears on Fridays. The Company uses a common review approach for merit increases.  These increases generally are approved in the Compensation, Human Resources and Management Succession Committee (“Compensation Committee) that occurs in February of each year; therefore, you will be eligible for your first merit increase in February 2007.  Your increase will be pro-rated based upon the number of calendar days from your hire date to the common review date.

INCENTIVE:  You will be eligible to participate in the Annual Incentive Plan (subject to plan provisions) appropriate for your level within the organization. The 2006 plan for your level has a target bonus of 60% of salary paid during the year, with a maximum bonus of 120%.  Annual incentives are paid in the first quarter following the year earned.  Payouts are determined based upon the Company’s performance and your individual performance.  Your first opportunity for an award under the Annual Incentive Plan will be first quarter 2007.

STOCK OPTIONS:  You will be granted an option to acquire 30,000 shares of Equifax common stock effective on the first business day of the month following commencement of your employment with Equifax and written approval of the Compensation, Human Resources and Management Succession Committee of the Board of Directors (the “Grant Date”). The exercise price for your stock option will be the closing price of Equifax common stock on the New York Stock Exchange on the Grant Date. This grant will be governed by a separate stock option agreement and will vest in four equal installments, with 25% of the shares vesting on the date of grant, and an additional 25% vesting on each annual grant anniversary thereafter.  You will vest in full on the third anniversary of the grant.

RESTRICTED SHARES:  You will be granted 14,000 shares of Equifax Inc. restricted stock units on the first business day of the month following commencement of your employment with Equifax and written approval of the Compensation, Human Resources and Management Succession Committee of the Board of Directors. This grant will be governed by a separate agreement and will vest in full upon the third anniversary of the grant.

NON-QUALIFIED DEFERRED COMPENSATION PLAN:  You will be eligible to voluntarily defer components of your compensation into the company’s non-qualified deferred compensation plan.  You will receive additional information regarding this plan following your start date.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:  Immediately upon employment, you will be eligible to participate in the Equifax Inc. Supplemental Retirement Plan (“SERP”).  Under the SERP, you can earn a significant retirement pension for your service as a senior executive officer. Your SERP benefit would vest upon three years of service.

LIFE INSURANCE:  Upon employment, you will be provided with $3 million in life insurance coverage, at the Company’s expense, subject to limited underwriting requirements established by our carrier.

CHANGE-IN-CONTROL:  Upon employment, you will receive a separate Change-in-Control agreement, which will provide enhanced severance benefits under circumstances specified in the agreement.

FINANCIAL PLANNING:  You will be eligible to receive financial planning and tax preparation services consistent with other executives at your level in the company.

OTHER BENEFITS:  You will be eligible for employee benefits according to Equifax’s various benefit plan provisions. Equifax provides a comprehensive employee benefits package which includes a 401(k) plan, a pension plan, life and disability insurance, a choice of healthcare coverage (including medical, dental, vision and flexible spending accounts) and 11 paid holidays.  You have sixty (60) days from your hire date to enroll in Equifax healthcare benefits.  These benefits will be effective the first of the month following the date you complete your enrollment.

VACATION:   In accordance with the Equifax vacation policy, you will accrue three weeks of vacation per year.  Vacation accrues at a rate of 1/12 of your annual vacation per month.

This offer of employment and the employment relationship between the parties is governed by Georgia law, and is not intended to create any employment relationship other than that of “employment-at-will”.  Further, Annual Incentive Plan benefits and all other benefits referred to in this letter are all subject to the specific plan terms, and the Company may, in its sole discretion, change, eliminate or add to those plans from time to time.

This offer is made contingent upon your execution of the Employee Confidentiality, Non-Solicitation and Assignment Agreement, and the results of our background investigation, employment history verification, credit check and pre-employment drug screening.  Also, we ask that on your first day of employment, you bring appropriate documentation of your eligibility for employment. A list of acceptable documents is enclosed.

Lee, we are very excited about your joining Equifax.  Please acknowledge your agreement and acceptance of the above terms of employment by signing below and return to me at your earliest convenience.

Sincerely,

Coretha M. Rushing
Chief Administrative Officer

Accepted:

Lee Adrean	Date